EXHIBIT B
                                 WRITTEN CONSENT

                                       OF

                         PUBLIC ACCESS LIGHTING, L.L.C.

         Pursuant to Section 14A:5-6 of the New Jersey Business Corporation Act, Public Access Lighting, L.L.C. as the owner of more than fifty percent (50%) of the outstanding voting common stock of Computer Power, Inc., without a meeting and without a vote, by this written consent takes the actions as follows:

         1. Election of Maureen Mulholland to the Board of Directors of Computer Power, Inc. to serve in that position until the next annual meeting of the shareholders and her successor shall have been elected and qualified.

         2. Subject to the affirmative recommendation of the Board of Directors of Computer Power, Inc., the merger of Computer Power Inc. into a newly formed subsidiary of Public Access Lighting, L.L.C. subject to the provisions of the New Jersey Business Corporation Act. The terms of the merger shall be that each shareholder of Computer Power, Inc., other than Public Access Lighting, L.L.C. shall receive twenty-eight cents (28(cent)) per share plus interest thereon until the date that the merger is effective under the New Jersey Business Corporation Act, and such other terms and conditions as set forth in the attached Plan of Merger.

         These resolutions shall be effective at the earliest date as allowed under the New Jersey Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned has executed this Consent as of this ___ day of May, 2000.

                                    PUBLIC ACCESS LIGHTING, L.L.C.,
                                    a Delaware Limited Liability Company

                                    By: ______________________________________
                                    Name:    Susan M. Larson
                                    Its:     Managing Member